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                                                                   EXHIBIT 10.20



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                     AMENDED AND RESTATED SUPPLY AGREEMENT

                                  By and Among

                     NOVARTIS PHARMACEUTICALS CORPORATION,

                                      and

                          NOVEN PHARMACEUTICALS, INC.

                           Dated as of April 1, 1999





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                      AMENDED AND RESTATED SUPPLY AGREEMENT


                  This AMENDED AND RESTATED SUPPLY AGREEMENT (the "Agreement") is entered into as of April 1, 1999 (the "Effective Date"), by and between Novartis Pharmaceuticals Corporation, a Delaware corporation ("Novartis") and Noven Pharmaceuticals, Inc., a Delaware corporation ("Noven") (with each of Noven and Novartis referred to individually as a "Party" or collectively as the "Parties").

                              W I T N E S S E T H :

                  WHEREAS, Noven and Novartis, as the successor-in-interest to the Pharmaceuticals Division of Ciba-Geigy Corporation, a New York corporation ("Ciba"), are parties to a certain Restated License Agreement (as defined herein) covering the development, manufacture, and sale of the Finished Products and a certain Supply Agreement (as defined herein) pursuant to which Noven manufactured and supplied the Finished Products to Novartis; and

                  WHEREAS, Novartis and Noven have formed Vivelle Ventures LLC pursuant to that certain Formation Agreement (the "Formation Agreement") dated as of May 1, 1998 (the "LLC") for the purpose of creating a platform to maintain and grow a franchise in women's health, focusing initially on the manufacture and sale of the Finished Products; and

                  WHEREAS, Novartis as its contribution to LLC, among other things, granted an exclusive sublicense to LLC of Novartis' rights under the Restated License Agreement and made a limited assignment to LLC of Novartis' rights and obligations under the Supply Agreement; and



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                   WHEREAS, Novartis desires Noven to supply it or the LLC, as the case may be, with the Finished Products and Noven has the capability and is desirous of supplying Finished Products to Novartis or the LLC pursuant to the terms and conditions specified herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the Parties agree to amend and restate the Supply Agreement as follows, to more particularly set forth each Party's rights and obligations thereunder:

ARTICLE 1.        DEFINITIONS

                  The following terms, as used in the Agreement, shall have the meanings set forth in this Article 1:

                  1.1 Except as otherwise provided herein, all capitalized terms not defined herein shall have the same meaning ascribed to them in the Restated License Agreement.

                  1.2 "GMP" shall mean the Current Good Manufacturing Practices as that term is defined by the FDA which are in force or hereafter adopted by the FDA in (a) its applicable regulations promulgated or issued thereunder, (b) guidelines or directives that Noven and Novartis may mutually agree are applicable, as amended from time to time and (c) good manufacturing practice as required by GRB regulations.

                  1.3 "GRB" means the U.S. Food and Drug Administration or any other government regulatory body of a country where the Finished Products are to be sold or distributed which has authority over clinical testing, manufacturing, marketing or sale of pharmaceutical products.

                  1.4 "Finished Products" shall mean the 17(beta)-estradiol single active ingredient in a matrix currently being marketed by LLC under the trademark "Vivelle" ("Vivelle") and the



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17(beta)-estradiol single active ingredient in a dot matrix currently being marketed by Novartis (or the LLC as the case may be) under the trademark "Vivelle-Dot" ("Vivelle-Dot") pursuant to the Restated License Agreement, manufactured by Noven in accordance with the Specifications (as defined herein) and supplied to Novartis by Noven in finished packaged form ready for retail sale and distribution.

                  1.5 "Materials" shall mean all active ingredients and excipients used in the manufacture of the Finished Products, as well as the primary and printed packaging materials, collectively.

                  1.6 "Plant" shall mean (a) the Noven facility located at 11960 S.W. 144th Street, Miami, Florida 33186, and (b) any other Noven facility agreed to by Novartis pursuant to paragraph 2.7 which has been qualified by a GRB for manufacture of the Finished Products.

                  1.7 "Product Application" means a formal application seeking approval to manufacture, market and sell the Finished Products within a particular country or jurisdiction submitted by a Party to the appropriate GRB under applicable laws, or such application owned by a Party including any Abbreviated New Drug Application (ANDA) or New Drug Application (NDA), as defined in the U.S. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as such are from time to time amended.

                  1.8 "Project Facilities" shall mean the Plant and all facilities and equipment used by Noven to carry out the manufacture, storage, disposal and transportation of the Finished Products, or any component thereof, including those of any Noven contractor or subcontractor of any rank (including, without limitation, environmental or health and safety consultant or waste management firm).



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                  1.9 "Restated License Agreement" shall mean the Restated
License Agreement entered into between Noven and Novartis, dated November 15, 1991, pursuant to which Noven has granted Novartis an exclusive license under the Patent Rights and Know-How (as defined therein), to manufacture, have manufactured, use and sell the Finished Products and which has been exclusively sublicensed to LLC pursuant to that certain Sublicense Agreement dated May 1, 1998.

                  1.10 "Specifications" shall mean, collectively, the Noven manufacturing, packaging and standard testing procedures for the Finished Products, including all applicable control procedures and analytical test methods contained therein, as described in Exhibit A attached hereto, as may be amended from time to time.

                  1.11 "Supply Agreement" shall mean that certain Supply Agreement dated as of August 31, 1995 by and between Noven and Novartis assigned in part to LLC pursuant to a Limited Assignment Agreement dated May 1, 1998 and which has been amended and restated pursuant to this Agreement.

                  1.12 "Waste" shall mean all materials, except any Finished Products or component thereof, present at the Plant and produced or generated in connection with the manufacture of the Finished Products. Waste shall include Finished Products or any component thereof which does not meet the Specifications; waste water, recovered solvents, and other remainders and materials; and components of the Finished Products, that are not used in the manufacture by Noven of the Finished Products, or non-compliant Finished Products which are returned to Noven pursuant to this Agreement.




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ARTICLE 2.        MANUFACTURING

                  2.1 Noven shall manufacture the Finished Products in accordance with the Specifications and all applicable laws and regulations relating to the manufacture and packaging thereof, including but not limited to, Sections 501, 502 and 505 of Federal Food, Drug and Cosmetic Act, as amended from time to time. Upon Novartis' written request, Noven, at Novartis' expense, shall provide Novartis with copies of any permits required by state and local governing authorities having jurisdiction over any Plant for the operation of any Plant or for the manufacture of the Finished Products.

                  2.2 The Specifications may be amended by mutual agreement of Noven and Novartis. In the event that such changes result in increased production costs to Noven, Noven and Novartis shall mutually agree as to the allocation of such costs between the Parties. Additionally, Novartis shall reimburse Noven for the costs of implementing any changes requested by Novartis in labeling, packaging and preprinting of backing or pouch materials, and of discontinuing stock of same due to such changes, provided, however, that Novartis' obligation to reimburse Noven under this Section 2.2 shall be limited to such quantities of stock as would be necessary for Noven to fill Novartis' next Order (as defined in Section 4.3 herein) and for active drug substance, such quantities sufficient to fill Novartis' requirements for a four-month period. Notwithstanding the foregoing, Novartis, upon prior written notice to Noven, shall have the right to change unilaterally the Specifications if required by a GRB. In the event that change(s) required by a GRB result in increased costs to Noven, all cost increases due to such change(s) shall be shared equally between Noven and Novartis.






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                  2.3 Without the prior written approval of Novartis, which
approval shall not be unreasonably withheld, Noven shall not rework or reprocess any Waste.

                  2.4 Noven acknowledges that it is familiar with and shall abide by GMPs.

                  2.5 Noven shall keep accessible all books (including laboratory books) and records maintained in connection with the testing of the Finished Products, including those books and records relating to cross-over cleaning, for a period of seven (7) years for purposes of United States requirements and eleven (11) years in order to comply with Canadian requirements from the date of generation of such documents.

                  2.6 Noven shall not change the manufacturing site for the Finished Products from the Plant without the prior written approval of Novartis, which approval shall not be unreasonably withheld.

                  2.7 Noven shall inform Novartis of any change in production equipment used to manufacture the Finished Products prior to implementation, and Novartis shall review each change in equipment within thirty (30) days after notification in writing by Noven. All changes must be reviewed and approved in writing by Novartis prior to being implemented, such approval not to be unreasonably withheld, and Noven shall validate the production equipment where required before production is initiated.

                  2.8 Noven shall package the Finished Products in accordance with the Specifications and GMP, including identifying and labeling each shipping unit as appropriate.

                  2.9 Notwithstanding anything contained herein to the contrary, any Finished Products supplied by Noven for resale in Canada shall conform with the standards, specifications, and all laws and regulations applicable with respect to Canada, including but not






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limited to preprinting and labeling requirements, and shall be manufactured in a facility approved for that purpose by the proper authorities of Canada, to the extent that Novartis (a) assists Noven in determining of the applicable standards, specifications, laws, and regulations of Canada and (b) agrees to an appropriate increase in the per unit price for Finished Products in an amount representing any increase in Noven's per unit cost for compliance therewith or as a result of any Specification changes required by such standards, specifications, laws and regulations.


                  2.10     ***.

ARTICLE 3.        TERM

                  3.1 The term of this Agreement and the Parties' obligations hereunder shall be deemed to have commenced on the earlier of the termination of the Supply Agreement or the Effective Date and shall continue for three (3) periods of twelve (12) months (each an "Agreement Year") with the first Agreement Year commencing on the date this Agreement is executed by all Parties (the "Term").
                  3.2 Six (6) months prior to the expiration of the Term the Parties may negotiate to extend this Agreement for an additional twelve (12) months (the "Extension Period").

ARTICLE 4.        SUPPLY/PURCHASES

                  4.1 In each Agreement Year, Novartis agrees that it will purchase from Noven and make payment for a minimum of *** ("Annual Purchase Minimum"). For the time period representing the earlier of the termination of the Supply Agreement or the Effective Date through the execution of this Agreement by both parties (with such period herein referred to as the "Partial Year"), Novartis agrees that it will purchase from Noven and make payment for a







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minimum amount of Finished Product equal to the pro rata share of the Annual
Purchase Minimum. For purposes of clarification, the Annual Purchase Minimum may be comprised of any number of Vivelle and Vivelle-Dot individually prepackaged dosage forms (each a "Unit") totaling, in the aggregate, *** of Finished Products based upon the prices set forth on Exhibit B (as the same may be adjusted in accordance with this Agreement). In the event that the actual purchases of Finished Products are less than the Annual Purchase Minimum in any Agreement Year, Noven may bill Novartis for the difference within thirty (30) days following each Agreement Year. All amounts paid by Novartis (or by the LLC as the case may be) to Noven for samples of Vivelle and Vivelle-Dot will be credited in full against the Annual Purchase Minimum for the relevant Agreement Year, Partial Year or portion thereof.

                  4.2 Noven represents and warrants that it possesses, and covenants that during the Term and any Extension Period it will possess, the capability of supplying Novartis, and that it shall supply Novartis pursuant to Novartis' purchase orders, with *** Units of Finished Products ("Annual Supply Minimum") during an Agreement Year. Noven further represents and warrants that it possesses, and covenants that for the Partial Year it will possess, the capability of supplying Novartis, and that it shall supply Novartis pursuant to Novartis' purchase orders, with a minimum amount of Finished Product equal to the pro rata share of the Annual Supply Minimum for said Partial Year. Noven's failure to meet the Annual Supply Minimum shall be deemed a material breach of the Agreement.
                  4.3 Within sixty (60) days after the execution of this Agreement by both Parties, Novartis shall provide Noven with written forecasts broken down monthly indicating each of the quantities of Vivelle and Vivelle-Dot that Novartis estimates it will purchase during






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*** shall constitute a firm order ("Order"). Thereafter, at quarterly intervals,
Novartis shall provide Noven with an Order for one quarter plus an additional one quarter's forecast, ***.

                  4.4 Orders will be placed within *** of each of the quantities of Vivelle and Vivelle-Dot previously forecasted by Novartis ***; provided, however, that Noven will use commercially reasonable efforts to produce quantities in excess of *** of such Orders if requested by Novartis. Orders shall indicate the quantities to be delivered and specific delivery dates which shall be no sooner than ninety (90) days after receipt of an Order by Noven.

                  4.5 All Finished Products supplied by Noven pursuant to an Order shall have been manufactured (a) no earlier than ninety (90) days prior to the agreed upon delivery date of the Order, and (b) from a full lot of either the Vivelle or Vivelle-Dot Unit dedicated to be delivered only to Novartis, so that no portion of the lot from which either the Vivelle or Vivelle-Dot Unit were manufactured shall have been delivered or planned to be delivered to a third party. Noven shall complete the manufacturing process, including packaging the Finished Product for retail sale, no later than six (6) months after the manufacture of pouched system by Noven at the Plant.

                  4.6 Delivery of Finished Products shall be ***, title to shipments of the Finished Products *** to ensure that the viability of the Finished Product is maintained in accordance with the Specifications, ***.

                  4.7 The Parties agree that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent or additional statements or provisions contained in any other documents passing between the parties, including but not limited to, any Order, acknowledgment, confirmation or notice.





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                  4.8 The license granted in Article 2 of the Restated License
Agreement shall not limit Noven's right to manufacture in the Territory transdermal patch products containing estrogen and to export the same outside of the Territory for resale by third parties outside the Territory, provided that:

                  (a) Noven shall not manufacture transdermal patch products containing estrogen as the single active ingredient for any third party for sale within the Territory without the prior written consent of Novartis;

                  (b) All transdermal patch products containing estrogen as the single active ingredient manufactured in the United States for export by Noven or exported by Noven shall comply with all applicable laws and regulations in the United States relating thereto, including without limitation, GMPs;

                  (c) Noven will provide Novartis with (i) adverse drug experience data required to be disclosed by Novartis under 21 C.F.R. ss. 314.80 and/or 21 C.F.R. ss. 314.81 within five (5) business days of receipt by Noven of the same as well as (ii) any additional information required to be submitted by Novartis under 21 C.F.R. ss. 314.81, to the extent that such additional information relates to transdermal patch products containing estrogen as a single active ingredient, provided that Noven now or hereafter has the right to disclose the same under the terms of existing agreements with third parties, in a timely manner;

                  (d) Except as required by law for export, Novartis labels or labeling identifying Novartis shall not accompany or be placed on transdermal patch products






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         containing estrogen manufactured by Noven other than those manufactured for Novartis; and

                  (e) Except for the right to manufacture for export granted above, nothing in this Agreement confers any other rights upon Noven under the NDA's or ANDA's transferred or required to be transferred to Novartis pursuant to Article 7.2 of the Restated License Agreement. The Restated License Agreement fully sets forth the rights of the parties with respect to the NDA's and ANDA's transferred or required to be transferred to Novartis.

ARTICLE 5.        QUALITY CONTROL AND QUALITY ASSURANCE

                  5.1 Each lot of Finished Products manufactured by Noven in accordance with Article 2 herein shall meet the applicable release standards as set forth in the Specifications to assure the Finished Products meet regulatory specifications at all times through the expiration date of that lot as defined in the applicable Product Application. Noven shall employ appropriate change control procedures to ensure that the applicable release standards remain congruent with the applicable Product Application. Control procedures and analytical test methods referenced in a given Product Application may not be modified or superseded without the express written or verbal consent of Novartis and only, if necessary, after approval by the appropriate GRB.

                  5.2 Noven shall be responsible for procuring all Materials and shall ensure, through applicable GMP testing, that at all times all Materials used in the manufacture of the Finished Products are in compliance with their specifications and, as appropriate, are within the expiration dates printed on their labels or packaging. Noven shall ensure that all Materials are stored according to the precise storage conditions provided by their manufacturer or supplier.



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Noven shall carry out all Materials testing in accordance with GMP and all laboratory testing failures shall be promptly investigated and documented in reasonable detail. Noven may release Materials for processing only upon receipt of satisfactory test results. Noven shall employ appropriate change control procedures to ensure the control procedures remain congruent with the applicable Product Application and shall notify Novartis promptly of any changes to control procedures.

                  5.3 Noven shall ensure that all Materials released for processing are tested in accordance with agreed specifications and the filed Product Application. Noven will confirm that all batches of Materials correspond to the applicable specifications and GMP and are approved by Noven for incorporation into the Finished Product. Noven shall retain samples of all Materials used to prepare a lot of a Finished Product (except for water and volatile solvents) for a period of at least one year beyond the expiration date of the last lot of Finished Product containing said component. Packaging components are represented by Noven's retention of samples of finished dosage forms. The amount of retained sample shall be sufficient for at least three complete and full testing analyses in accordance with the control procedures for that component.

                  5.4 Noven shall investigate, in accordance with GMP, and promptly notify Novartis in writing of any extraordinary event occurring during the manufacture or packaging of a lot of Finished Product that is shipped to Novartis. An "extraordinary event" is defined as any deviation from the manufacturing and/or packaging procedures contained in the Specifications or from GMP which may have the potential to result in a Finished Product outside the established





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test specifications. Novartis reserves the right to review and evaluate all such investigations prior to acceptance of a given lot of the Finished Product.

                  5.5 In-process testing shall be performed by Noven as required by Noven's standard operating procedures but at all times consistent with the applicable Product Application. Representative samples from each lot of a Finished Product shall be tested by Noven for conformance with the requirements of the applicable Product Application prior to shipment of the full lot unless shipment prior to testing is agreed to in writing by Novartis. Any lot which fails to conform to release standards shall be rejected. All laboratory testing failures must be investigated and documented by the testing laboratory. Product Specification failures resulting in batch rejections, in-process production and environmental control specification failures, and critical equipment operating parameter failures, must be fully investigated by Noven in a timely manner, to determine the possible root cause, and necessary follow-up actions must be conducted promptly. Noven shall notify Novartis in writing of each such failure in the annual product review referred to in Section 5.8.

                  5.6 Noven shall complete a batch manufacturing record for each lot of each Finished Product manufactured, retain it for at least seven (7) years, and upon request shall provide a copy to Novartis. Records for all Materials used in the manufacture of a particular lot of Finished Products as well as supporting documentation for the validation of equipment and processes, shall be retained for a period of one year beyond the expiration date of that lot.

                  5.7 Noven shall store retained samples of each lot of Finished Product as required by the applicable GRB. The amount retained shall be sufficient for at least three complete and full testing analyses in accordance with the control procedure.




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                  5.8 Noven shall perform follow-up stability testing and annual product review in accordance with its standard operating procedures and consistent with all applicable GRB regulations for each lot of Finished Product.

                  5.9 Noven shall be responsible for validating all manufacturing and control procedures, including all applicable cleaning procedures. Noven will allow Novartis to audit all relevant documents, as well as the documentation concerning the qualification and calibration of equipment, upon reasonable request.

                  5.10 Noven shall reject any lot which fails to meet the applicable release standards as set forth in the Specifications or which does not comply with the specifications set forth in the applicable Product Application.

                  5.11 Noven shall provide test data and other information as requested by Novartis to enable Novartis to evaluate and respond to customer service and complaint handling operations relating to the Finished Products. In the case of customer complaints or reports of adverse incidents relating to the Finished Products, Noven shall provide Novartis, as promptly as possible, but in all cases within fifteen (15) days from Noven becoming aware of said complaint or incident, a written evaluation setting forth all relevant details applicable to the complaint and, to the extent applicable, a copy of each customer or regulatory complaint it receives concerning a Finished Product.

                  5.12 Each Party shall inform the other immediately upon becoming aware of an upcoming or underway inspections by regulatory authorities relating in any way to a Finished Product manufactured by Noven. Noven also shall inform Novartis promptly upon becoming





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aware of any serious violation uncovered as a result of an inspection of its facilities or its procedures which may impact the Finished Products or Novartis' rights under this Agreement.

                  5.13 Re-use or issue by Noven of any returned Finished Product bearing the Novartis tradename or any trademark owned by or licensed to Novartis requires the express written approval of Novartis. Mis-shipments are not classified as returned goods and can be placed back in distribution.

                  5.14 Upon reasonable notice and during normal business hours, Novartis may inspect, on a confidential basis, Noven's facilities, batch records and testing records to assure that the manufacturing and control processes were carried out in accordance with GMP, the Specifications and all applicable GRB regulations.

                  5.15 Any changes which may have a quality or regulatory impact must be submitted to Novartis for approval prior to implementation. These changes include but are not limited to changes or modifications to the existing: manufacturing process, equipment, formulation, batch size, Material, suppliers, processing of Materials, analytical methods, Specifications, storage conditions, or transport conditions.

                  5.16 No later than two (2) months prior to the due date of the annual report required to be filed with any GRB, for each of Vivelle and Vivelle-Dot, Noven will furnish to Novartis information in reasonable detail relating to stability data and any changes to the Specifications made in accordance with this Agreement and any chemistry-related data. The Parties acknowledge that the due date for the annual report required to be filed with the U.S. Food and Drug Administration for each calendar year is October for Vivelle and July for Vivelle-Dot.




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                  5.17 That certain Quality Assurance Agreement (the "QA
Agreement") by and between the Parties entered into on February 5, 1999, attached as Exhibit C hereto, as amended from time to time, shall further define the Parties obligations under this Article 5.

ARTICLE 6.        PRICE

                  6.1 The price of each Unit of Vivelle and Vivelle-Dot manufactured during the Term of the Agreement is set forth in Exhibit B attached hereto.
                  6.2 The price of Finished Product, to be manufactured during the Extension Period shall be negotiated by the Parties in good faith at least six (6) months prior to the expiration of the Term of the Agreement.

                  6.3 The prices described in Section 6.1 shall be adjusted thirty (30) days prior to each Agreement Year (except for the first Agreement Year for which there is no adjustment) in accordance with any increases during the previous Agreement Year in Noven's aggregate costs for materials and labor used in manufacturing the Finished Products; provided, however, that no adjustment shall exceed, on a percentage basis, the percentage increase in the "Producer Price Index" published by the U.S. Department of Labor, Bureau of Labor Statistics (the "Index") with 1998 as the base year or ***, whichever is greater. If the cost of (a) either Estradiol, backing material or release liner increases by *** or (b) any other raw material or combination of raw materials increases by more than ***, Noven may, upon prior written notice to Novartis, increase the prices for Finished Products by an amount which does not exceed such increase in cost. Price increases under the preceding sentence shall be effective solely during the period the cost increase is in effect and the materials causing the increase are actually used in Finished Products. Notwithstanding the prior two sentences, upon receipt of notice from Noven of a price increase






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described in the prior two sentences, if Novartis is able to purchase the raw material or materials subject to the cost increase at a lower cost than that available to Noven, Novartis shall have the option of purchasing such raw material or materials and providing them to Noven, in which case the price increase described in the prior two sentences shall not take effect ***. Should the publication of said Index be discontinued by said Bureau of Labor Statistics, then such other indexes as may be published by said Bureau most nearly approaching said discontinued Index shall be used in determining the adjustment hereunder. Should said Bureau discontinue the publication of any such index, then such indexes as may be published by another United States governmental agency, as most nearly approximating the Index, shall govern and be substituted as the Index hereunder.

                  6.4 During the Term of the Agreement or the Extension Period, Novartis may propose making process improvements to manufacturing in order to maximize the efficiency of the manufacturing processes. Noven shall act in good faith to review any such proposal and, if implemented by Noven, the Parties shall negotiate a reduction in the pricing of the Finished Products based upon the improvement, taking into account each Party's costs incurred in realizing such benefits, to ensure that the Parties share such benefits equally.

ARTICLE 7.        RESPONSIBILITY

                  7.1 Noven shall use best efforts to manufacture and deliver Finished Products to Novartis which meet the Specifications. Novartis shall use best efforts to properly store, handle and care for the Finished Products while in Novartis' possession or control. Novartis shall, within sixty (60) days after Novartis receives delivery of each shipment of Finished Products, notify Noven in the event of the non-compliance of the Specifications of all or any part






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of said shipment to the extent such non-compliance is not due to the fault of
Novartis, and shall immediately provide Noven with samples of the Finished Products upon Noven's request. Failure to provide such notification to Noven shall constitute acceptance by Novartis of the shipment, except for latent defects caused by the gross negligence or willful misconduct of Noven.

                  7.2 In the event of notification by Novartis of any non-compliance with the Specifications of the shipment to the extent such non-compliance is not due to the fault of Novartis, the particular shipment shall be set aside and held intact by Novartis until all questions relating to the non-compliance of the shipment have been resolved, corrected, or remedied to Novartis' satisfaction.

                  7.3 With respect to the purchase price and cost of transportation and disposal of Finished Products that are not in compliance with the Specifications, to the extent such non-compliance is not due to the fault of Novartis, Noven's liability to Novartis shall be (a) at Novartis' option, (i) replacement of the Finished Products, (ii) reimbursement of the purchase price of the Finished Products, or (iii) credit to Novartis for future orders of Finished Products; and (b) payment for the reasonable cost of transportation and disposal of any non-compliant Finished Products.

                  7.4 Noven agrees and warrants to indemnify, defend, and hold harmless Novartis from and against any and all claims, damages, expenses, attorneys' fees, settlements, and judgments arising out of any injury or damage to a third party alleged to be caused by the Finished Products supplied by Noven to Novartis whether manufactured for or by Noven; provided, however, that Novartis notifies Noven within twenty (20) days of receipt of a claim or






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action, fully cooperates with Noven in the defense of such claim or action, and permits Noven to control the defense and settlement of such claim or action. Notwithstanding the above, Noven does not warrant and shall not be liable to indemnify Novartis from and against any claims, damages, expenses, attorneys' fees, settlements and judgments to the extent arising out of any injury or damage to a third party caused by the negligence or willful misconduct on the part of Novartis or breach by Novartis of this Agreement, for which Novartis shall have the right to control the defense and settle such claim or action. Novartis agrees and warrants to indemnify and hold harmless Noven from and against any and all claims, damages, expenses, attorneys' fees, settlements and judgments for personal injury to a third party to the extent caused by the negligence or willful misconduct of Novartis or breach by Novartis of this Agreement. This provision shall survive expiration or termination of this Agreement.

                  7.5 If an authorized government agency of the United States or any country or territory shall seize any Finished Products or if Novartis in its sole judgment deems it necessary to initiate a voluntary recall for any commercially reasonable reason, Novartis shall immediately notify Noven of such seizure or recall and shall consult with Noven regarding the timely compliance with all pertinent state or federal regulations pertaining thereto. Notification of the applicable GRB authorities shall be coordinated. Furthermore, each Party shall make a permanent and complete record of all costs incurred thereby, a copy of which shall be delivered to the other Party as soon after the completion of such recall or seizure as practically may be done. When the cause or reason of said recall or seizure resides in the negligent failure of Noven to manufacture in accordance with the Specifications or applicable government rules and regulations, or in the failure of said product to maintain stability for the period described in the



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product labeling, Noven shall reimburse Novartis for all reasonable costs incurred by Novartis in effecting such recall or seizure, including all reasonable credits extended to Novartis' customers as a result thereof. When the cause or reason for said recall or seizure is anything other than that set forth in the preceding sentence, including, but not limited to, failure by others than Noven or its agents to properly store or transport the Finished Products, Novartis shall bear all costs of such recall or seizure and indemnify Noven therefrom including reimbursement for all reasonable costs incurred by Noven at Novartis' request in effecting such recall or seizure.

ARTICLE 8.        PAYMENT

                  Payment for the Finished Products furnished to Novartis shall be made by Novartis no later than thirty (30) days after Novartis' receipt of the invoice from Noven or delivery of the Finished Products to Novartis, whichever is later. In the event Novartis shall, with respect to any delivery of the Finished Products complying with Specifications, fail to make payment of undisputed amounts when due and payable, and shall fail to remedy such failure within thirty (30) days after Novartis' receipt of written notice of such failure from Noven, Noven may suspend its obligation (a) to meet the Annual Supply Minimum and (b) deliver Finished Products pursuant to an Order, until such undisputed amount has been paid in full. In addition to the foregoing, upon written notice to Novartis, interest shall accrue on any undisputed amount due and payable to Noven at the prime rate plus *** until such amount is paid. The prime rate shall be the rate specified as the prime rate in the Wall Street Journal on the date such undisputed amount was due and payable.






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ARTICLE 9.        AUDIT AND INSPECTION RIGHTS

                  9.1 During the term of this Agreement and the Extension Period, Novartis and its authorized representatives shall have the right, at Novartis' expense, to audit, inspect and observe the manufacture, storage, disposal and transportation of the Finished Products or Waste during normal business hours upon five (5) days prior notice. All employees and representatives of Novartis (a) shall comply with and observe all applicable rules and regulations governing their conduct while performing their audit, inspection, or observation, and (b) shall have no authority to manage, supervise, or control, any of Noven's employees. Noven agrees to respond to Novartis' audit findings within thirty (30) days of receipt of the audit report and to be responsive to the recommendations contained therein.

                  9.2 Noven shall make available all records and reports relating to the manufacture, storage, disposal and transportation of Finished Products and/or Waste to Novartis, as well as those documents relating to analytical and stability data, for Novartis' review during normal business hours and upon reasonable prior notice to Noven, and Novartis shall have the right to copy these documents as required. In the event that Novartis supplies materials to be used by Noven, Novartis shall have the right to conduct inventory reconciliation audits and other audits as reasonably required for its internal control.

                  9.3 Noven agrees to fully respond within forty-five (45) days of receipt, to an annual questionnaire provided by Novartis concerning Noven's safety, health and environmental practices and any changes thereto.

                  9.4 Noven shall promptly give Novartis advance notice, to the extent that advance notice is given to Noven, of any site visit to the Plant regarding the manufacture,





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storage, disposal or transportation of the Finished Products or Waste by any governmental or regulatory agency; provided, however, that Noven shall notify Novartis within eight (8) hours of notification to Noven of any site visits by the FDA or other GRB. Novartis shall have the option of attending any such site visit by any governmental or regulatory agency, if the site visit relates directly or indirectly to the manufacturing, storage, disposal and transportation of the Finished Products. Should Novartis not participate in the site visit, Noven shall fully report in writing the substance and results of the visit to Novartis within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that a Plant is deficient or unsatisfactory in any respect, Novartis shall have the option to (a) assist Noven, at Noven's expense in correcting the deficiency, or (b) terminate this Agreement provided the violations materially impair Noven's capability to continue to produce Finished Products in accordance with this Agreement.

ARTICLE 10.       WASTE DISPOSAL

                  Noven shall assume responsibility for disposing of all Waste in accordance with all applicable laws and regulations, and in accordance with all Novartis requirements, standards and procedures provided in writing to Noven. Novartis shall provide to Noven a list of disposal sites previously approved by Novartis. If Novartis and Noven cannot mutually agree upon a disposal method or site, Novartis shall have the option of assuming the responsibility to dispose of such Waste itself at Noven's expense, such expense not to exceed that which would otherwise be incurred or expended by Noven if lawfully disposed of by Noven. Copies of all documentation evidencing disposal by Noven shall be made available to Novartis upon Novartis' request and expense.





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ARTICLE 11.       SAFETY

                  Noven shall comply with all applicable health and safety regulations policies and procedures relating to the manufacture and packaging of the Finished Products including the transmission by Noven to its employees of health and safety information relating to the Finished Products, and their manufacture, storage, disposal and transportation.

ARTICLE 12.       ENVIRONMENTAL, HEALTH AND SAFETY WARRANTY INDEMNIFICATION

                  Noven represents and warrants that all Project Facilities shall be in full compliance with all applicable health, safety and environmental, laws, statutes, ordinances, regulations, rules and pronouncements. Noven agrees and warrants to indemnify, defend and hold harmless Novartis, its officers and employees, from any and all liability (including strict and joint and several liability) or loss arising from or related to (including liability for threatened harm) Project Facilities and Waste disposal. Novartis agrees and warrants to indemnify, defend and hold harmless Noven, its officers and employees, from any and all liability (including strict and joint and several liability) or loss arising from or related to Waste disposal for which Novartis has assumed responsibility.

ARTICLE 13.       CONFIDENTIALITY

                  (a) Each Party acknowledges that the information disclosed in connection with the activities contemplated hereunder may contain confidential information of the disclosing Party ("CONFIDENTIAL INFORMATION"), and that any such Confidential Information shall remain the property of the disclosing Party (such Party hereinafter referred to as the "DISCLOSING PARTY"). Each Party agrees, covenants and acknowledges that, except to the extent expressly permitted by





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this Agreement or as otherwise agreed to by the Parties in writing, from and after the Effective Date of this Agreement, it will not disclose, give, sell, use or otherwise divulge any Confidential Information received from the Disclosing Party (whether written or oral) which is marked as CONFIDENTIAL or orally indicated to be confidential and subsequently confirmed in writing as confidential within thirty (30) days after its disclosure.

                  (b) Each Party agrees, covenants and acknowledges that from and after the Effective Date of this Agreement, it will exercise the same degree of care with respect to protecting the Confidential Information of the Disclosing Party as the care it exercises with respect to its own Confidential Information.

                  (c) In the event a Party or its respective employees, officers, directors or advisors, who have received Confidential Information (hereafter the "RECIPIENT"), become legally compelled to disclose any Confidential Information, such Recipient shall provide the Disclosing Party with prompt written notice of such requirement so that such Disclosing Party may seek a protective order or other remedy or waive compliance with this Article 13. In the event that such protective order or other remedy is not obtained, or such Disclosing Party waives compliance with this Article 13, then the Recipient shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its best efforts to obtain assurances that appropriate confidential treatment will be accorded the Confidential Information.

                  (d) The confidentiality and restrictive use obligations under this Article 13 shall not apply to (i) any information that, at the time of disclosure, is or subsequently becomes available publicly; PROVIDED, HOWEVER, that such information was not disclosed in breach of this Agreement by the Recipient or any of its Affiliates or their respective employees, officers,





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directors or advisors, or (ii) is hereafter made available to the Recipient from a source other than the Disclosing Party, which source did not obtain same from the Disclosing Party and did not impose an obligation of confidentiality on the Recipient.

                  (e) The Parties recognize that the performance of the obligations under this Article 13 are special, unique and extraordinary in character, and that in the event of the breach by either Party or their Affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this Article 13, the Disclosing Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance thereof by such Party or to enjoin such Party or their Affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Article 13.

ARTICLE 14.       INTELLECTUAL PROPERTY

                  All inventions, whether patentable or not, conceived and reduced to practice by Novartis alone shall be owned by Novartis. All inventions, whether patentable or not, conceived and reduced to practice by Noven alone shall be owned by Noven. All inventions, whether patentable or not, conceived and reduced to practice jointly by Novartis and Noven shall be owned jointly by Novartis and Noven.

ARTICLE 15.       TERMINATION AND DEFAULT

                  15.1 TERMINATION

                  15.1.1 Novartis may terminate this Agreement during the Term without cause upon ninety (90) days' written notice; provided, however, that Novartis shall be obligated to pay





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the Annual Purchase Minimum in accordance with the provisions of Section 4.1 herein for the remainder of the Term, but excluding the Extension Period.

                  15.1.2 Noven may not terminate this Agreement except as otherwise provided herein.

                  15.1.3 The right of, either Party to terminate this Agreement, as herein provided, shall not be affected in any way by its waiver of or failure to take action with respect to any previous defaults.

                  15.1.4 This Agreement and the obligations of the parties hereunder shall immediately terminate upon termination of the Restated License Agreement.

                  15.2 DEFAULT

                  15.2.1 If Noven shall be in default with respect to any material obligation hereunder and fail to cure such default within thirty (30) days after notice thereof, then Novartis may terminate this Agreement during the Term or the Extension Period by giving thirty (30) days' prior written notice to that effect.

                  15.2.2 Notwithstanding Section 15.2.1 above, any intentional violation by Noven of Article 10, 11 or 12 shall be grounds for immediate termination by Novartis of this Agreement during the Term or the Extension Period.

                  15.2.3 Notwithstanding Section 15.2.1 above, Novartis shall have the right to immediately terminate this Agreement during the Term or the Extension Period in the event of (a) a Change of Control event with respect to Noven as defined in that certain Limited Liability Company Operating Agreement (the "Operating Agreement") dated as of May 1, 1998 by and between the Parties that, at such time, would permit Novartis to dissolve the LLC pursuant to the



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terms of such Operating Agreement or (b) an assignment or delegation of this
Agreement by Noven without the prior written consent of Novartis.

                  15.2.4 In the event that Noven is not able to supply any portion of the Finished Products pursuant to an Order, then Novartis shall have the right to manufacture, or have a third party manufacture on its behalf, that portion of Novartis' requirements of the Finished Products which Noven is not able to supply. If Noven is not able to supply any portion of the Finished Products pursuant to an Order for more than one hundred and twenty (120) days, then Novartis shall have the right (a) to source from another manufacturer, (b) void the terms of Articles 4 in whole or in part, and (c) terminate this Agreement.

                  15.2.5 Either party shall have the right to terminate this Agreement in the event that any proceeding under a Bankruptcy Act or an insolvency, receivership or dissolution proceeding is filed by or against the other party and such proceeding is not dismissed within sixty (60) days after the filing thereof.

                  15.2.6 Noven shall also have the right to terminate this Agreement if Novartis fails to make payment(s) (i) upon undisputed amounts exceeding *** or (ii) upon any amounts exceeding *** due hereunder within the time provided therefor and continues in default for more than ninety (90) days after receiving notice from Noven, such termination to be effective upon further notice to Novartis after failure by Novartis to cure such default.

ARTICLE 16.       OBLIGATIONS UPON TERMINATION

                  Except as otherwise agreed by the parties, within thirty (30) days of the effective date of the expiration or any termination of this Agreement, Novartis and any Supplier in possession of Know-How shall cease to use and deliver to Noven, upon written request all





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Know-How, to the extent that such use is not permitted by the Restated License
Agreement except for any documents or records which either Novartis or the Supplier is required to retain by law, and Noven shall do the same with respect to any Novartis Know-How in its possession. Noven shall deliver to Novartis, at Novartis' request and expense, all Finished Products and preprinted packaging, labeling and stock materials which are in the possession of Noven, for which Novartis shall be obligated to make payment upon delivery.

ARTICLE 17.       INSURANCE

                  Noven shall maintain the types and amounts of insurance set forth in Exhibit D, attached hereto.

ARTICLE 18.       PUBLICITY

                  Without the prior written consent of Novartis as to the text, intended date and time (EST time) of publication, Noven agrees not to issue any press release or other public statement disclosing the existence of or relating to this Agreement; provided, however, that Noven shall not be prevented from complying with any duty of disclosure it may have pursuant to law or applicable stock exchange rules.

ARTICLE 19.       ASSIGNMENT

                  Neither Party shall assign its rights or obligations hereunder to a third party without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempt to make such assignment without such consent shall render this Agreement null and void.








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ARTICLE 20.       GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice-of-law principles of the State of New York.

ARTICLE 21.       SEVERABILITY

                  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof.

ARTICLE 22.       NOTICES

                  22.1 All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
                  (a)      If to Noven, to:

                  Noven Pharmaceuticals, Inc.
                  11960 S.W. 144th Street
                  Miami, FL  33186
                  Attention: Mr. Robert C. Strauss, President and
                             Chief Executive Officer
                  Telephone: (305) 253-5099
                  Facsimile: (305) 232-1836









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                  with a copy to:

                           Noven Pharmaceuticals, Inc.
                           11960 S.W. 144th Street
                           Miami, FL  33186
                           Attention: General Counsel
                           Telephone: (305) 253-5099
                           Facsimile: (305) 232-1836

                  or to such other person or address as Noven shall furnish to Novartis in writing.

                  (b)      If to Novartis, to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention: Office of the CEO
                           Telephone: (973) 781-8005
                           Facsimile: (973) 781-7036

                  with copies to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention: General Counsel
                           Telephone: (973) 781-5230
                           Facsimile: (973) 781-5260

                  and

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention: William F. Wynne, Jr., Esq.
                           Telephone: (212) 819-8200
                           Facsimile: (212) 354-8113

                  or to such other person or address as Novartis shall furnish to Noven in writing.


                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered on the day transmitted unless it is received after 5:00 p.m., New York time,





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or on a day which is not a business day, in which case it shall be deemed delivered on the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Member may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

ARTICLE 23.       FORCE MAJEURE

                  Neither Party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, any governmental action, any labor disturbance, any act of God or the public enemy, or any other cause beyond such Party's reasonable control. In the event of the application of this Article, the party affected by such force majeure shall use its best efforts to eliminate, cure and overcome any of such causes and resume performance of its obligations; provided, however, that either Party shall have the right to terminate this Agreement if performance of this Agreement is prevented for a continuous period of one hundred twenty (120) days.

ARTICLE 24.       COST

                  Unless otherwise specified, each Party shall bear the full cost of its compliance with the terms of this Agreement and its respective obligations hereunder. For purposes of this Agreement, the term "costs" when used herein shall mean the fully allocated costs including but not limited to the fully allocated cost of goods and services and manufacturing overhead directly





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related to Finished Products, and allocation of all administrative and general expenses directly related to Finished Products. Costs shall be determined by generally accepted accounting principles, applied on a consistent basis.

ARTICLE 25.       LICENSE AGREEMENT AND OTHER AGREEMENTS

                  Unless otherwise specified herein and the Exhibits attached hereto, nothing contained in this Agreement shall affect the rights and obligations of the Parties under the Restated License Agreement, the Formation Agreement or any other agreement by and between the Parties and the terms and conditions of all such agreements shall remain in full force and effect.

ARTICLE 26.       ENTIRE AGREEMENT

                  This Agreement and the Exhibits attached hereto constitute the entire understanding between the Parties relating to the subject matter hereof, and no amendment or modification to this Agreement shall be valid or binding upon the Parties unless designated as such, made in writing and signed by the representatives of such Parties.


























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                  IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties to be effective as of the day and year first written above.

                                 NOVEN PHARMACEUTICALS, INC.


                                 By  /s/ Robert C. Strauss
                                    --------------------------------------
                                 Name:  Robert C. Strauss
                                 Title: President and Chief Executive Officer
                                 Date:  January 18, 2000


                                 NOVARTIS PHARMACEUTICALS
                                   CORPORATION


                                 By  /s/ Paulo Costa
                                    --------------------------------------
                                 Name:  Paulo Costa
                                 Title: President and Chief Executive Officer
                                 Date:  January 11, 2000



























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                                                                       EXHIBIT A

                         FINISHED PRODUCT SPECIFICATION










































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                                                                       EXHIBIT B

                         FINISHED PRODUCT PRICE SCHEDULE






































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                                                                       EXHIBIT C

                           QUALITY ASSURANCE AGREEMENT










































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                                                                       EXHIBIT D

                                    INSURANCE





































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